EXHIBIT 10.2

REGENXBIO INC.

2025 EQUITY INCENTIVE PLAN

NOTICE OF RESTRICTED STOCK UNIT AWARD

REGENXBIO Inc. (the “Company”) has granted you (the “Grantee”) Stock Units (this “Award”) with respect to shares of the common stock of the Company on the following terms:

Name of Grantee:	[Participant Name]
Total Number of Stock Units Granted:	[Number of Stock Units]
Date of Grant:	[Grant Date]
Vesting Schedule:	[Vesting Schedule]

You and the Company agree that these Stock Units are granted under and governed by the terms and conditions of the Company’s 2025 Equity Incentive Plan (the “Plan”) and the Restricted Stock Unit Award Agreement, both of which are incorporated herein by reference.

This Notice of Restricted Stock Unit Award may be executed and delivered electronically whether via the Company’s intranet or the Internet site of a third party or via email or any other means of electronic delivery specified by the Company. By your acceptance hereof (whether written, electronic or otherwise), you agree, to the fullest extent permitted by law, that in lieu of receiving documents in paper format, you accept the electronic delivery of any documents relating to the Plan or this Award (including, without limitation, the Plan, this Notice of Restricted Stock Unit Award, the Restricted Stock Unit Award Agreement, account statements, prospectuses required by the Securities and Exchange Commission and other legally required notices, and other communications and information) and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements). You agree that the Company may deliver these documents by any means of electronic delivery specified by the Company. The Company may also use an automated system for the documentation, granting or settlement of Awards.

If you do not actively accept this Award within three months of the Date of Grant listed above, you are deemed to have accepted the Award, subject to all of the terms and conditions in this Notice of Restricted Stock Unit Award, the Plan, and the Restricted Stock Unit Award Agreement, unless otherwise determined by the Administrator.

GRANTEE:	REGENXBIO INC.
By:
[Participant Name]	Name: [Authorized Individual Name]
Title: [Authorized Individual Title]

REGENXBIO INC.

2025 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

1. Grant of Stock Units

Subject to all of the terms and conditions set forth in the Notice of Restricted Stock Unit Award and this Restricted Stock Unit Award Agreement (collectively, this “Agreement”), and in the Plan, the Company has granted you the total number of Stock Units specified in the Notice of Restricted Stock Unit Award.

All capitalized terms used in this Agreement shall have the meanings assigned to them in this Agreement or the Plan. References to “you” and “your” in this Agreement refer to the Grantee or the Participant who holds this Award.

For all purposes applicable to this Award, “Service” means your continuous service as an Employee, Outside Director or Consultant.

2. Payment for Stock Units	No payment is required for the Stock Units that you are receiving.
3. Vesting

The Stock Units vest as shown in the Notice of Restricted Stock Unit Award, as otherwise agreed upon in an applicable employment agreement, or pursuant to and subject to the terms of Article 9 of the Plan with respect to a Change in Control. No additional Stock Units vest after your Service has terminated for any reason.

4. Forfeiture

If your Service terminates for any reason, then your Stock Units will be forfeited to the extent that they have not vested before your termination date and do not vest as a result of your termination of Service. This means that any Stock Units that have not vested under this Agreement will be cancelled immediately. You receive no payment for Stock Units that are forfeited.

The Administrator determines when your Service terminates for this purpose.

5. Leaves of Absence and Part-Time Work

For purposes of this Award, your Service does not terminate when you go on a military leave, a sick leave or another bona fide leave of absence, if the leave was approved by the Company in writing and if continued crediting of Service is required by applicable law, the Company’s leave of absence policy, or the terms of your leave. However, your Service terminates when the approved leave ends, unless you immediately return to active work.

If you go on a leave of absence, then the vesting schedule specified in the Notice of Restricted Stock Unit Award may be adjusted in accordance with the Company’s leave of absence policy or the terms of your leave. If you commence working on a part-time basis, the Company may adjust the vesting schedule so that the rate of vesting is commensurate with your reduced work schedule.

6. Settlement of Stock Units

Each Stock Unit will be settled promptly following the applicable date as of which such Stock Unit vests (each such date, a “Vesting Date”). However, each Stock Unit must be settled no later than the March 15th of the calendar year following the calendar year in which it vests.

At the time of settlement, you will receive one Common Share for each vested Stock Unit.

7. Limitations on Issuance

The Common Shares issuable pursuant to this Award may not be issued unless such issuance is in compliance with all applicable federal and state laws and regulations, as they are in effect on the date of issuance.

8. Nature of Stock Units

Your Stock Units are mere bookkeeping entries. They represent only the Company’s unfunded and unsecured promise to issue Common Shares on a future date. As a holder of Stock Units, you have no rights other than the rights of a general creditor of the Company.

9. Withholding Taxes

The Company will, to the greatest extent permitted under the Plan and applicable law, satisfy the amount of withholding taxes that the Company determines is sufficient to satisfy the withholding tax requirements with respect to the vesting and settlement of the Stock Units (“Withholding Taxes”) through the sale of a number of Common Shares subject to the Award and the remittance of the cash proceeds of such sale to the Company (a “sell-to-cover transaction”), subject to the following exceptions:

(1)
To the greatest extent permitted under the Plan and applicable law, the Company may elect, at least 45 calendar days prior to the applicable Vesting Date, in its sole discretion to instead satisfy the Withholding Taxes through the Company withholding the number of Common Shares subject to the Award with an aggregate

Fair Market Value as of the date they are withheld that is necessary to satisfy the Withholding Taxes (a “net settlement”).
(2)
Notwithstanding the Company’s discretion to elect to satisfy the Withholding Taxes through net settlement, you may elect, at least 30 calendar days prior to the applicable Vesting Date, to pay the Withholding Taxes through any of the following means or by a combination of such means: (i) withholding from any compensation otherwise payable to you by the Company or an Affiliate; or (ii) tendering a cash payment to the Company (which may be in the form of a check, electronic wire transfer or other method permitted by the Company).

If the Company conducts a “sell-to-cover transaction,” you authorize the Company to make payment from the cash proceeds of this sale directly to the appropriate taxing authorities in an amount equal to the Withholding Taxes.

It is the Company’s intent that the mandatory sell-to-cover transaction cover Withholding Taxes imposed by the Company on the Participant in connection with the vesting and settlement of this Award comply with the requirements of Rule 10b5-1(c)(1)(i)(B) and Rule 10b5-1(c)(1)(ii)(D)(3) under the Exchange Act and be interpreted to comply with the requirements of Rule 10b5-1(c) under the Exchange Act with respect to the Participant.

Notwithstanding any other provision of this Agreement or the Plan, if you are subject to Section 16 of the Exchange Act (pursuant to Rule 16a-2 promulgated thereunder) at the time that all or any portion of the Award becomes subject to tax of any kind (including, but not limited to, federal, state, local, or non-U.S. income or employment tax), then the Company shall satisfy such withholding obligations using the “net settlement” method described above. For the avoidance of doubt, any such withholding shall, to the extent applicable, be carried out in accordance with Treas. Reg. § 1.409A-3(j)(4)(vi) or (xi).

Unless the tax withholding obligations of the Company and/or any Affiliate are satisfied, the Company shall have no obligation to deliver to you any Common Stock.

10. Restrictions on Resale	You agree not to sell any Common Shares issued pursuant to your Stock Units at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as your Service continues and for such period of time after the termination of your Service as the Company may specify.
11. Stock Units Are Nontransferable; Beneficiary Designations

You may not sell, transfer, assign, pledge or otherwise dispose of any Stock Units. For instance, you may not sell your Stock Units or use your Stock Units as security for a loan. If you attempt to do any of these things, this Award will immediately become invalid.

If the Service Provider dies after Stock Units have vested and before such Stock Units have been settled, then the Service Provider’s estate will receive such vested Stock Units that the Service Provider holds at the time of the Service Provider’s death.

Regardless of any marital property settlement agreement, the Company is not obligated to recognize your former spouse’s interest in your Stock Units in any way.

12. Employment at Will

Neither your Award nor this Agreement gives you the right to be retained by the Company, a Parent, a Subsidiary, or an Affiliate in any capacity, nor the right to receive any future Awards. The Company and its Parents, Subsidiaries, and Affiliates reserve the right to terminate your Service at any time, with or without cause.

13. Stockholder Rights

Your Stock Units carry neither voting rights nor rights to receive dividends. Neither you, nor your estate or heirs, have rights as a stockholder of the Company unless and until your Stock Units are settled by the Company issuing Common Shares to you. No adjustments are made for dividends or other rights if the applicable record date occurs before the Stock Units are settled in Common Shares. You will not receive dividend equivalents pursuant to this Award.

14. Insider Trading Policies and Laws

You agree to comply with the Company’s Insider Trading Policy and code of conduct (or related policies) as may be adopted or amended from time to time by the Board (or a duly authorized committee thereof). In addition, you shall comply with any applicable insider trading restrictions under securities laws, market abuse laws and/or other similar laws in the United States and in your country of residence (if different).

15. Recoupment or Clawback Policy	This Award, and the Common Shares acquired upon settlement of this Award, shall be subject to any recoupment or clawback policy that the Company or any Affiliate has adopted or may adopt from time to time (the “Clawback Policy”). In addition, in consideration for this Award, you hereby agree that all outstanding incentive awards that have been made to you under the Plan or otherwise are also subject to the Clawback Policy. For the avoidance of doubt, the Clawback Policy may provide for the forfeiture of this Award or the recoupment of any Common Shares previously issued in connection with any Award granted under the Plan. This Agreement shall not affect the Company’s ability to pursue any other available rights and remedies under applicable law.

16. Adjustments	In the event of a stock split, a stock dividend or a similar change in Common Shares, the Administrator may, in its discretion, adjust the number and kind of shares covered by this Award.
17. Effect of Certain Corporate Transactions

If the Company is a party to a Change in Control, which may include a merger of the Company into another entity or certain other transactions described in the Plan, then this Award will be subject to the applicable provisions of Article 9 of the Plan.

18. Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware (without regard to its choice-of-law provisions).
19. The Plan and Other Agreements

The text of the Plan is incorporated in this Agreement by reference, and this Agreement shall be governed by and construed in accordance with the Plan. In the event of any conflict between the provisions of the Plan and the provisions of this Agreement, or as to matters as to which this Agreement is silent, the provisions of the Plan shall be controlling and determinative.

20. Entire Agreement

The Plan and this Agreement constitute the entire understanding between you and the Company regarding this Award. Any prior agreements, commitments or negotiations concerning this Award are superseded.

21. Successors and Third-Party Beneficiaries

This Agreement shall be binding upon any successor of the Company, in accordance with the terms of this Agreement and the Plan. Each of the Company’s Affiliates shall be deemed to be a third-party beneficiary under this Agreement. The provisions of this Agreement extend to these third-party beneficiaries.

22. Unsecured and Unfunded Agreement

None of your rights hereunder shall be greater than the right of an unsecured general creditor of the Company. Any payments to be made hereunder shall be paid from the general funds of the Company, and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts.
23. Notices

Notices and communications under this Agreement must be in writing (and in the case of notices by the Company, any such notice must be made by an individual authorized by the Administrator to communicate regarding the subject of the notice) and, unless provided otherwise in this Agreement or by the Administrator, either personally delivered or sent by registered or certified United States mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to its principal executive offices to the attention of the President or the General Counsel, or any other address designated by the Company in a written notice to you. Notices to you will be directed to your address then currently on file with the Company, or at any other address given by you in a written notice to the Company.

24. Waiver

Any waiver of any provision contained in this Agreement shall not be valid unless made in writing and signed by the person or persons sought to be bound by such waiver. The waiver by the Company of your breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by you.

25. Amendment

No amendment or modification hereof shall be valid unless it shall be in writing and signed by all parties hereto, except for any amendment or modification (i) made in connection with Articles 9 or 13.3 of the Plan, (ii) that the Administrator determines would not materially impair your rights under this Agreement, or (iii) that the Administrator determines is required to satisfy any law or regulation.

26. Severability and Reformation

If any one or more provisions of this Agreement are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions of this Agreement shall nevertheless be binding and enforceable. It is your intention and the Company’s intention that if any of your restrictions, limitations, or obligations set forth in this Agreement are found by a court of competent jurisdiction to be overly broad, unreasonable, or otherwise unenforceable then these restrictions, limitations, or obligations shall be modified and enforced to the greatest extent that the court deems permissible.

27. Code Section 409A	The intent of the parties is that payments and benefits under this Agreement qualify under the short-term deferral exception to Code Section 409A, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered in accordance with such intention. Nothing in this Agreement shall be interpreted or construed to transfer any liability for any tax (including a tax or penalty due as a result of a failure to comply with Code Section 409A) to the Company or to any other individual or entity, and the Company shall have no liability to you, or any other party, if this Award is not exempt from or compliant with Code Section 409A.

This paragraph applies only if the Company determines that you are a “specified employee,” as defined in the regulations under Code Section 409A, at the time of your “separation from service,” as defined in those regulations. If this paragraph applies, and any Stock Units subject to this Award constitute nonqualified deferred compensation within the meaning of Code Section 409A, then any Stock Units that otherwise would have been settled during the first six months following your separation from service will instead be settled during the seventh month following your separation from service.

28. Whistleblower Protections

Nothing in this Agreement, any other agreement, or any policy of the Company or its Affiliates is intended, or should be interpreted, to prohibit you from (1) reporting possible violations of federal law or regulation to any government agency or entity, (2) making any disclosures that are protected under the whistleblower provisions of federal law or regulation, or (3) otherwise cooperating with any government inquiry, in each case without advance approval by, or prior, contemporaneous, or subsequent notice to, anyone in the Company or its Affiliates.

29. Data Privacy

You acknowledge and agree that the Company and its Affiliates will process and retain certain personal data for the purposes of (1) calculating Awards, (2) monitoring Award terms and conditions, and (3) otherwise administering the Plan and Awards made under it. Such personal data may include, among other things, your name, address, email address, social security number, pay data, job title, and employment dates. You consent to such processing, and to the sharing of such personal data with the Company, its Affiliates, its agents, its advisers, its regulators, and tax authorities, wherever appropriate.

30. No Advice Regarding Grant

The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying Common Shares. You are hereby advised to consult with your own personal tax, legal, and financial advisors regarding your participation in the Plan before taking any action related to this Award or the Plan.
31. Imposition of Other Requirements

The Company reserves the right to impose other requirements on your participation in the Plan, on this Award, and on any Common Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you (or any permitted transferee) to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

BY SIGNING OR OTHERWISE ACCEPTING THE NOTICE OF RESTRICTED STOCK UNIT AWARD, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED IN THIS AGREEMENT AND IN THE PLAN.